Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Steven M. Goldschein
516 608-7000

SYSTEMAX REPORTS FIRST QUARTER 2006 RESULTS
NET INCOME INCREASES TO $17.6 MILLION FROM $2.6 MILLION

PORT WASHINGTON, NY, August 29, 2006 — Systemax Inc. (NYSE:SYX), a leading distributor and manufacturer of PC hardware, related computer products and industrial products in North America and Europe, today announced results for the quarter ended March 31, 2006.

Net sales for the quarter increased 6.9% to $574.9 million compared to $537.9 million in the year-ago quarter. Income from operations increased more than four-fold to $20.9 million from $5.2 million in the first quarter of 2005. Richard Leeds, Chairman and Chief Executive Officer said, “I am pleased to report this excellent increase in operating income, which resulted from a combination of increased sales and improved gross margins. We are also benefiting from the cost cutting, streamlining and restructuring actions that we have taken during the last two years. We have successfully reduced and managed our selling, general and administrative expenses from 16.5% of net sales in 2002 to our current rate of 12.2% for the first quarter of 2006.” Net income was $17.6 million or $.48 per diluted share compared to $2.6 million or $.07 per diluted share in the year ago period. Net income in 2006 would have been $.36 per diluted share excluding a gain of $4.3 million, or $.12 per diluted share after tax, from the sale of a warehouse facility.

Gilbert Fiorentino, CEO of Tiger Direct, commented that Systemax remains focused on controlling its costs and growing the business. He added, “North American sales grew 10.7% during the first quarter of 2006 with Tiger’s increased e-commerce sales and expanded product offerings leading the way. European sales decreased marginally in U.S. dollars but increased 11.1% in constant dollars compared to the year-ago quarter. Our gross profit margin increased to 15.8% from 14.8% last year as a result of a favorable product mix, reduced warehouse costs and increased vendor rebates.”

Steven Goldschein, Chief Financial Officer, noted that the Company’s reporting of its 2006 quarterly results has been delayed due to the longer-than-expected 2005 year-end closing process. The Company filed its 2005 quarterly reports on Form 10-Q and annual report on Form 10-K earlier today. The Company currently anticipates reporting its second quarter results in approximately six weeks.

Systemax Inc. (www.systemax.com) employs a system of branded e-commerce web sites, direct mail catalogs and relationship marketers to sell PC hardware, related computer products, consumer electronic products and industrial products in North America and Europe. Systemax is a Fortune 1000 company.

SYSTEMAX INC.

Condensed Consolidated Statements of Operations
(In thousands, except per share and share amounts)

	Three Months Ended March 31,
	2006	2005
Net sales	$574,908	$537,908
Cost of sales	484,145	458,133

Gross profit	90,763	79,775
Selling, general and administrative expenses	69,885	72,643
Restructuring and other charges	X	1,975

Income from operations	20,878	5,157
Other non-operating (income) expense, net	(6,638)	6
Interest (income) expense, net	15	565

Income before income taxes	27,501	4,586
Provision for income taxes	9,944	1,948
Net income	$17,557	$2,638

Net income per common share:
Basic	$.51	$.08
Diluted	$.48	$.07
Weighted average common and common equivalent
shares: Basic	34,761,878	34,472,352

Diluted	36,553,096	35,364,412

SYSTEMAX INC.

Condensed Consolidated Balance Sheets
(In thousands)

	As of March 31, 2006	As of December 31, 2005
CURRENT ASSETS:
Cash and cash equivalents	$49,564	$70,925
Accounts receivable, net	148,700	143,001
Inventories	242,711	189,502
Prepaid expenses and other current assets	28,141	27,704

Total Current Assets	469,116	431,132
Property, plant and equipment, net	46,781	57,259
Other assets	15,990	16,153

TOTAL	$531,887	$504,544

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term borrowings including current portions of long-term debt	$23,416	$26,773
Accounts payable and accrued expenses	253,463	234,555

Total Current Liabilities	276,879	261,328
Long-term debt	507	8,028
Other liabilities	2,209	2,346
Shareholders' equity	252,292	232,842

TOTAL	$531,887	$504,544

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and (h) unanticipated legal and administrative proceedings. Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

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